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Genta Initiates Phase 3 AGENDA Trial of Genasense® for Patients with
Advanced Melanoma

Randomized, Double-Blind Study Targets Biomarker-Defined Population

BERKELEY HEIGHTS, NJ – August 21, 2007 – Genta Incorporated (Nasdaq: GNTA) announced that the first patients have been enrolled in the Company’s confirmatory Phase 3 trial of Genasense (oblimersen sodium) Injection in advanced melanoma. The trial, known as AGENDA, is a randomized, double-blind, placebo-controlled study in which patients are randomly assigned to receive Genasense plus dacarbazine (DTIC) or DTIC alone. AGENDA will accrue approximately 300 patients and will be conducted at approximately 100 sites worldwide, including North America, Europe and Australia. Accrual is expected to take approximately 18 months, with initial data expected shortly thereafter.

AGENDA is designed to confirm the safety and efficacy of Genasense when combined with DTIC in patients who have not previously received chemotherapy. Genta’s prior Phase 3 trial of this drug combination had shown that maximal benefit occurred in patients with normal baseline LDH, a blood enzyme that strongly correlates with outcome. The AGENDA study is limited to patients whose baseline LDH is less than 0.8 times the upper limit of normal. Analysis of that trial suggested that patients in this group achieved a significantly superior outcome (see table below).

“Genasense plus dacarbazine yielded superior results in a large randomized trial”, said Dr. Agop Bedikian, Professor of Medicine at the M.D. Anderson Cancer Center, Houston, TX, who was the lead author on the publication of the previous Genasense trial. “Our center is pleased to have entered the first patient onto this important new study that seeks to extend those initial results using a biomarker to target novel therapies for melanoma.”

“I am pleased that the European Association of Dermato-Oncology (EADO) will be the lead international cooperative group for AGENDA”, said Dr. Claus Garbe, Professor of Dermatology and Head of the Division of Dermatooncology, Department of Dermatology, University Medical Center, Tübingen, Germany. “The use of LDH to pre-select individuals who are disproportionately likely to benefit represents an important innovation for patient treatment.”

“The Genasense/dacarbazine trial represents our highest treatment priority for patients with advanced melanoma”, said Dr. Sanjiv Agarwala, Chief of Medical Oncology, St. Luke’s Hospital and Health Network, Allentown, PA. “With our center now actively enrolling patients, we look forward to rapidly confirming the exciting results previously obtained in individuals with low-normal LDH.”

About Genasense in Advanced Melanoma

Genasense, Genta’s lead anticancer drug, is a novel targeted therapy that blocks the production of Bcl-2, a protein that appears to be a fundamental cause of cancer treatment resistance. By knocking down Bcl-2, Genasense may enhance the effectiveness of chemotherapy in patients with advanced melanoma. Genasense in melanoma has Orphan Drug designations in Australia and the U.S., along with Fast Track designation in the U.S.

In its initial Phase 3 trial, Genta performed the largest randomized controlled trial that has ever been conducted in patients with advanced melanoma. In that trial, 771 patients were randomly assigned to receive chemotherapy with DTIC alone or in combination with Genasense. A scientific article that describes efficacy and safety results from this study can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1.

In that trial, patients were also prospectively stratified according to blood levels LDH. Further analysis of this study suggested that maximum benefit accrued to patients whose LDH did not exceed 80% of the upper limit of normal for LDH. Efficacy results in this group of 274 patients (who are the focus of the new AGENDA trial) are displayed in the table below. The hazard ratios indicate that the addition of Genasense to DTIC was associated with a 42% reduction in the risk of disease progression and a 36% reduction in risk of death.

Endpoint	Genasense/DTIC	DTIC	Hazard Ratio	P
Overall response	20.8%	7.2%		0.002
Durable response	10.7%	2.4%		0.007
Progression-free survival, median	3.6 mos.	1.6 mos.	0.58	<0.0001
Overall survival, median	12.3 mos.	9.9 mos.	0.64	0.0009

About Melanoma

Malignant melanoma is the most deadly form of skin cancer. The incidence of this disease is increasing by approximately 4% annually in the US. In 2004, the American Cancer Society estimates more than 55,000 cases of malignant melanoma will have been diagnosed. Melanoma is the number one cause of cancer death in women aged 25 to 29. More information about melanoma can be accessed at the Melanoma Research Foundation: http://www.melanoma.org. The EADO is an international cooperative group dedicated to promote, coordinate and improve clinical and laboratory research activities in skin cancer. Further information about the EADO can be viewed at: http://www.eado.org/.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its oligonucleotide program. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. Genta is partnered with IDIS

(www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

CONTACT:

For Genta Incorporated

Tara Spiess

TS Communications Group, LLC

(908) 286-3980

info@genta.com